EXHIBIT 5.1

LAW OFFICE OF JILLIAN SIDOTI

34721 Myrtle Court

Winchester, CA 92596

(323) 799-1342

November 13, 2008

S3 Investment Company, Inc.

Board of Directors

4115 Blackhawk Plaza Circle, Suite 100

Danville, CA 94506

RE:

S3 Investment Company, Inc.

Registration Statement on Form S-1

Gentlemen:

I have been retained by S3 Investment Company, Inc. a California corporation (the "Company"), in connection with the Registration Statement (the "Registration Statement") on Form S-1, to be filed by the Company with the U.S. Securities and Exchange Commission relating to the offering of securities of the Company. You have requested that I render my opinion as to whether or not the securities previously issued  on terms set forth in the Registration Statement are validly issued, fully paid, and non-assessable.

In connection with the request, I have examined the following:

1. Certificate of Incorporation of the Company;

2. Bylaws of the Company;

3. The Registration Statement; and

4. Unanimous consent resolutions of the Company's Board of Directors.

I have examined such other corporate records and documents and have made such other examinations, as I have deemed relevant.

Based on the above examination, I am of the opinion that the securities of the Company already issued pursuant to the Registration Statement are validly authorized and are validly issued, fully paid and non-assessable under the corporate laws of the State of California.

I consent to my name being used in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

Sincerely,

/s/ Jillian Ivey Sidoti

Jillian Ivey Sidoti